Exhibit 10.22

July 18, 2024

Dear Eli:

It is my pleasure to extend the following offer of employment to you on behalf of Duluth Trading Company. This letter will highlight some of the details of your employment. If you are in agreement with the terms of this offer, please acknowledge your acceptance verbally by end of business on 07/19/2024 and subsequently by signing and returning a copy of this letter to me.

Position Title: Senior Vice President, Chief Merchant

Start Date: 08/12/2024

Reporting Relationship: Sam Sato, President and CEO

Work Location: Mount Horeb, WI – Headquarters

Work Arrangement: At Duluth Trading Company, we value face-to-face interactions that foster our culture of learning, creativity, and teamwork. The role is based at our headquarters near Madison, WI. Beginning on your date of hire, unless other arrangements are agreed to, you will work in the office Monday through Thursday, with the option to work remotely from home on Fridays if you prefer. The company reserves the right to adjust the schedule based on business needs. Employees will be provided with advance notice whenever possible in the event of schedule changes.

Base Salary: Your annual base salary will be $450,000, which is paid bi-weekly and is subject to deductions for taxes and other withholdings that are required by law. All permanent exempt and non-exempt employees hired on or before November 1 of the fiscal year typically receive an annual performance and merit review or as otherwise deemed appropriate by the Company in its sole discretion.

Annual Bonus:  You are eligible to participate in the Company’s bonus plan for executive-level employees as then in effect. For fiscal 2024, your bonus target will be 65% of your base salary and is contingent on the Company meeting certain pre-established financial thresholds as previously disclosed and shall be prorated based on your effective date.

Additional Compensation: You will receive a one-time initial restricted stock grant equivalent to 100% of your annual base salary, with the number of Class B shares to be determined based on the closing market price on the date of the stock grant, which will be your first date of employment. The grant will vest 100% on the 3rd anniversary of the initial grant date, provided you are still employed with the Company at the vesting date.

Long-Term Incentive:  Beginning in fiscal year 2025, in March or April of each year, you will be eligible for an annual grant of restricted stock, subject to Compensation Committee approval and company performance. Your target incentive will have a grant date fair value equal to 50% of your base salary. The grant will vest 25% each year on a 4-year schedule, provided you are still employed on each vesting date. For avoidance of doubt, in light of the inducement grant of restricted stock, you will not be entitled to receive an LTI annual grant of restricted stock in fiscal year 2024.

Benefits: You will be eligible to participate in the Company’s health, dental, life, disability, 401(K), and flex spending programs. You are also eligible for the BeniComp Select Executive Medical Reimbursement Plan for you and your eligible dependents up to $15,000 per year.

Severance Benefits: As a member of the Executive team, you will be a participant in the Executive General Severance Plan and the Executive Change in Control Severance Plan.

Time Off: Eligible employees are free to take leave when they require it, for vacation time, personal days, and sick leave, including, but not limited to, time off required under applicable local and state sick leave laws, subject to the limitations described in the Unlimited Time Off Policy for Exempt Employees.

Employee Purchase Program: The employee purchase program provides you with a 40% discount for personal use, including gift giving and can be redeemed online or at any one of our retail locations.

Relocation: This offer is being made with the understanding and expectation that you will relocate to the greater Madison area within 12 months from the first date of your employment with us. Duluth Trading Company’s relocation policy is designed to assist you and your family by providing you with a comprehensive relocation package that facilitates your move while minimizing personal disruption and expense.

I trust this letter confirms your understanding of the major items related to our offer of employment. If not, please contact me to resolve any outstanding items.

Sincerely,

Sam Sato

President & Chief Executive Officer

Duluth Trading Company

ACCEPTED:

/s/ Eli Getson	July 18, 2024
Eli Getson	Date